Purchase and Sale Agreement

BETWEEN:

AMERICAN LAND AND EXPLORATION COMPANY

AND

AMERICAN COPPER, CORP.

DATED AS oF THE 15th of October 2013

TABLE OF CONTENTS

Part 1 Interpretations	2

Definitions	2
Interpretation	4
Exhibits	4

Part 2 Title, encumbrances and representations and warranties	5

Title and Encumbrances	5
Reimbursement of Payments on Property	5
Mutual Representations	5

Part 3 FUNDING OF OBLIGATIONS AND ACQUISITION OF THE PROPERTY	6

purchase price	6
area of mutual interest	8
Encumbrance Responsibility	8

Part 4 Operations	8

Disclosure of Property Data	8

Part 5 Assignment	9

Transfers to Related Entities	9
Transfers to Third Parties	9

Part 6 MISCELLANEOUS PROVISIONS	10

Force Majeure	10
Confidentiality	10
Notice	11
Supersedes Prior Agreements	11
Laws and Regulations	12
Further Assurances	12
Enurement	12
Time.	12
Entire Agreement	12
No Partnership	12
Waiver	12
Costs	13
Counterpart Execution	13

EXHIBIT “A” – Property
EXHIBIT “B” – Encumbrances on Property

THIS AGREEMENT is dated effective October 15th, 2013

BETWEEN:

AMERICAN LAND AND EXPLORATION COMPANY., a company incorporated pursuant to the laws of the ………, with a registered office at 2 Bratenahl Place, Suite 3F, Cleveland, Ohio 44108

(“American Land”)

AND:

AMERICAN COPPER, CORP., a company incorporated pursuant to the laws of Nevada, USA, with a registered office at 1600 Broadway, Suite 1600, Denver, Colorado, 80202

(“American Copper”)

American Land and American Copper are hereinafter referred to collectively as the “Parties”, and each, individually, as a “Party”.

WHEREAS:

(A)         American Land is the owner of a one hundred percent (100%) undivided working interest in certain oil and gas interests and properties arising from the oil and gas leases (the “Leases”) set out in Exhibit “A” attached hereto, which together comprise a parcel of 1,860 acres in Tennessee, United States (the “Property”);

(B)         Each Lease encompasses and represents American Land’s right, title and interest in the portion of the Property subject to the Lease;

(C)         The Parties have agreed that this Agreement will set out the general terms and conditions of a transaction (the “Transaction”) whereby American Land would grant American Copper the right to purchase all of the right, title and interest of American Land as described herein in the 1,860 acres in the oil and gas leases listed on Exhibit “A”; and,

(D)         The Parties have agreed that this Agreement shall supersede all previous agreements and understandings related to the Transaction with the terms, conditions and covenants set out herein.

NOW THEREFORE, in consideration of the mutual promises covenants contained herein, the parties hereby agree as follows:

Part 1

Interpretations

Definitions

1.1                       In this Agreement:

(a)          “AFE” means authorization for expenditure for any drilling, rework or development activity in respect of a pre-existing Well or a new Well;

(b)          “Affiliate” means any Person that controls, is controlled by, or is under common control with, a Party. For the purposes of the preceding sentence only, “control” means the right to the exercise, directly or indirectly, of more than fifty percent (50%) of the voting rights attributable to the controlled Person;

(c)          “Agreement” means this Agreement for Purchase and Sale and all of the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof;

(d)           “Applicable Law” means in relation to any person, transaction or event, all laws, statutes, regulations, directives and decisions of any governmental body having jurisdiction over such person, transaction or event;

(e)          “Business Day” means any day that is not a Saturday, Sunday or statutory holiday in Nevada, USA;

(f)          “Development” means any development activity related to the exploitation of Petroleum Substances on the Property, from a Well, or pursuant to a Lease, including but not limited to drilling, exploration, rework or development of a Well;

(g)          “Effective Date” means the date of execution of this Agreement and shall in no event be later than October 15, 2013;

(h)          “Encumbrances” has the meaning ascribed thereto in §2.1;

(i)          “Exchange” means the TSX Venture Exchange or other recognizable exchange in North America;

(j)          “Governmental Authority” means any Canadian or United States federal, provincial, territorial, state, regional, municipal or local government or authority, quasi-government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(k)          “Leases” has the meaning ascribered thereto in Recital (A) hereof;

(l)          “Net Profits Interest” means the gross revenues realized from the sale of Petroleum Substances less all royalties owed in respect of the Property or government royalties on attributable gross revenues, less any and all applicable pipeline transportation costs, and all direct field operating costs excluding the general and administrative costs attributable to the Parties;

(m)          “New Well” means a Well drilled upon the Property after the Effective Date;

(n)          “Operator” means the Person responsible for supervising or managing all work performed with respect to a development on the Property, including but not limited to any activity related to drilling, exploration or development of a Well;

(o)          “Person” means an individual, corporation, trust, partnership, limited liability company, contractual mining company, joint venture, unincorporated organization, firm, estate, Governmental Authority or any agency or political subdivision thereof, or other entity;

(p)          “Petroleum Substances” means petroleum, natural gas and every other mineral or substance or, any of them, in which an interest in or the right to explore for is granted or acquired under the Leases;

(q)          “Pre-Existing Well” means a Well existing on the Property as of the date of this Agreement;

(r)          “Press release” has the meaning ascribed thereto in §6.3 hereof;

(s)          “Property” has the meaning ascribed thereto in Recital (A) hereof;

(t)          “Regulations” means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Property, and over the operations to be conducted thereon;

(u)          “Third Party” means a person, partnership, joint venture, corporation or other form of enterprise that is not a Party to this Agreement or an Affiliate of any such entity, and does not include a Governmental Authority;

(v)         “Transaction” means the transaction to be carried out by the Parties in accordance with the terms of this Agreement and each other agreement, document or instrument executed in connection herewith, whereby American Land will grant American Copper legal title in consideration of the terms, conditions, representations and warranties, and mutual covenants contained herein;

(w)          “Transfer” means to transfer, sell, convey, assign, mortgage, pledge, create a security interest in or grant an option in respect of a right to purchase or in any other manner transfer, alienate or dispose of or otherwise dispose of;

(x)          Well” means a Pre-existing Well and a New Well on the Property;

(y)          “Wholly Owned Affiliate” means an Affiliate of a Party that is wholly-owned by such Party or such Party’s parent company or companies;

Interpretation

1.2                       For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)          The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Exhibit;

(b)          A reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(c)          The headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(d)          The word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(e)          Where the phrase “to the knowledge of” or phrases of similar import are used in respect of the parties, it will be a requirement that the party in respect of who the phrase is used will have made such due inquiries as is reasonably necessary to enable such party to make the statement or disclosure;

(f)          A reference to currency means currency of the United States of America; and

(g)          Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

Exhibits

1.3                       The following Exhibits are attached hereto and made part of this Agreement:

(a)          Exhibit “A” – Property; and

(b)          Exhibit “B” – Encumbrances on the Property.

Part 2

Title, encumbrances and representations and warranties

Title and Encumbrances

2.1                       American Copper will not earn any better interest in the Property than American Land has at the date hereof, and, except as may be provided herein, American Copper will acquire any interest earned by it hereunder subject to the royalties and encumbrances specifically listed in Exhibit “B” (the “Encumbrances”).

2.2                       American Land represents to American Copper that:

(a)          Except for the Encumbrances and this Agreement, American Land has not granted any interest (or the right to earn any interest) in the Property whereby a Third Party may acquire any portion of American Land’s interest right in the Property, a Well, or in the Petroleum Substances produced therefrom or attributable thereto and that, except for the Encumbrances, no encumbrances, royalties or other burdens affecting the Property have been created by, through or under American Land, or of which American Land has knowledge;

(b)          American Land is not aware of any act or omission whereby it is or would be in default under (i) the terms of any agreement under which American Land has earned, or has the right to earn, any interest in the Leases, the Property or a Well, or (ii) any applicable laws or regulations of adverse effect and is not aware of any fact or circumstance giving rise to such default; and

(c)          American Land, on or before the Effective Date, has not received or otherwise become aware of, any notice of default of adverse effect for or in respect of the Property or the Leases that has not been remedied or that has not been addressed specifically herein.

Reimbursement of Payments on Property

2.3                       From the Effective Date, American Copper shall make on behalf of the Parties all payments, including but not limited to all payments of security, penalty or compensatory royalty, required to maintain in good standing such portion of the Property or any Well subject to the payments.

Mutual Representations

2.4                       Each Party represents and warrants to the other Party that:

(a)          It is a legal entity duly incorporated and validly existing under the laws of its jurisdiction of organization and has power to carry on its business and to own its property and assets;

(b)          It is not insolvent under the laws of the place of its establishment or incorporation and is able to pay its debts as they fall due;

(c)          It has all requisite power and authority required to enter into this Agreement and each other document or instrument delivered in connection herewith and has all requisite power and authority to perform fully each and every one of its obligations hereunder;

(d)          It has taken all internal actions necessary to authorize it to enter into this Agreement and its representative whose signature is affixed hereto is fully authorized to sign this Agreement and to bind such Party thereby;

(e)          Neither the entering into this Agreement nor the performance of the obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of its constituent documents, articles or by-laws, or any law, regulation, rule, authorization or approval of any governmental authority, or of any contract or agreement, to which it is a party or is subject; and

(f)          This Agreement and each other agreement, document or instrument delivered in connection herewith, when executed and delivered, will constitute, valid and legally binding obligations of each Party, enforceable in accordance with their respective terms.

Part 3

funding of obligations and acquisition of the property

Purchase Price

3.1                       On and from the Effective Date, American Land, subject to the terms hereof, hereby agrees to execute the Acquisition Agreement and to sell to American Copper and, on the Closing Date, to cause American Land to transfer to American Copper, a 100% undivided right, title and interest in and to the Property free from all liens, mortgages, charges, pledges, encumbrances, claims, liabilities, adverse interests or other burdens of any nature or kind, and an 80.00% net revenue interest in the Leases.

American Copper agrees to purchase the Property and pay the consideration hereinafter specified.

3.2                       American Copper will pay American Land the sum of TWO HUNDRED AND FIFTY THOUSAND DOLLARS (US $250,000) as follows:

(a)          TWENTY FIVE THOUSAND DOLLARS (US $25,000) in cash within ten (10) days of executing the Agreement;

(b)          TWENTY FIVE THOUSAND DOLLARS (US $25,000) in cash within Forty-Five (45) days of executing the Agreement;

(c)          ONE-HUNDRED THOUSAND DOLLARS (US $100,000) in cash within One Hundred and Thirty-Five (135) days of executing the Agreement; and,

(d)          ONE-HUNDRED THOUSAND DOLLARS (US $100,000) in cash within Two Hundred and Twenty-Five (225) days of executing the Agreement.

3.3                       All payments made shall be subject to the terms of paragraph 3.2 herein and shall be deemed nonrefundable as liquidated damages and not as a penalty until the Total Purchase Price is paid by American Copper within the time frames set forth above. American Copper may pay the Total Purchase Price earlier than required without penalty, and upon payment of the Total Purchase Price, Closing shall occur as soon as possible. American Copper shall make all payments by wire to American Land using the following wiring instruction:

To be inserted by American Land….

3.4                       American Land will pay all rentals due on any of the Leases before Closing of the Agreement.

3.5                       At closing, which shall be no later than Two Hundred and Twenty-Five (225) days of executing the Agreement, if American Copper makes the payments as set out in §3.2(a) to §3.2(d) above, American Land shall immediately Transfer title in the Property to American Copper and execute and deliver, or cause to be executed and delivered, all documents, agreements and instruments as required to obtain a Transfer in registrable form.

Title to the Leases may be conveyed to American Copper using the BLM’s standard assignment forms for such type of assignments and shall be free and clear of all liens, mortgages, encumbrances or other adverse claims. American Land hereby warrants title to the Leases against the claims of all persons claiming by, through, or under American Land and not otherwise. Prior to Closing, American Copper shall review the assignments on the Leases as to form and review title to the Leases to its satisfaction. American Copper will forward the assignments for approval and recordation in the appropriate county, and BLM offices. After recording or governmental approval, as applicable, American Copper will forward to American Land a copy of the recorded instrument and/or a copy of the approved governmental assignment form.

3.6                       In the event that American Copper desires to surrender in whole or part any of the Leases by non-payment of delay rentals, American Copper agrees to give American Land written notice of at least 60 days prior to the surrender date. American Land shall then have fifteen (15) days from receipt of such notice, to deliver its written election to American Copper as to whether American Land desires to receive a reassignment of such portion of said Lease(s) to be surrendered. In the event, American Land does not agree to the surrender, American Copper shall assign all interest conveyed pursuant to this agreement on the Lease(s) to American Land absolutely free and clear of any liens, overriding royalty or other encumbrances of any kind whatsoever other than those in existence at the time of this agreement or placed thereon under the terms of this agreement.

3.7                       American Land shall hold the interests Transferred to American Copper pursuant to §3.1 in trust for American Copper, together with all benefits and advantages thereunder and any and all obligations pursuant thereto from the Effective Date and until such time as the Transfer is either completed or terminated in accordance with the terms of this Agreement.

3.8                       American Land shall execute in favour of American Copper a declaration of trust agreement, or such other documents as may be reasonably required, to give effect to the intent of this §3.7, all in forms acceptable to American Copper:

3.9                       If any term or condition of a Transfer of an interest in the Property conflicts with any term or condition of a subject Lease or this Agreement, the terms or conditions of the subject Lease and this Agreement will prevail and the Transfer will be deemed to be amended accordingly.

Area of Mutual Interest

3.10                       In addition to the purchase price as set out in §3.2(a) to §3.2(d) above, American Copper will pay American Land the sum of ONE HUNDRED THOUSAND DOLLARS (US $100,000) within Three Hundred and Fifteen (315) days of executing the Agreement subject to:

(a)          American Land providing 2,000 additional acres within a 5 mile radius of the Property as set forth in Appendix A and within Three Hundred and Fifteen (315) days of the execution of the Agreement. These leases will represent a 100% undivided right, title and interest free from all liens, mortgages, charges, pledges, encumbrances, claims, liabilities, adverse interests or other burdens of any nature or kind, and an 80.00% net revenue interest in the Leases.

Encumbrance Responsibility

3.11                       If the interest of either Party in the Property is now or hereafter becomes encumbered (other than pursuant to the Encumbrances), the Parties covenant and agree that such encumbrance will at all times during the term of this Agreement remain the sole responsibility of the Party who creates such encumbrance or whose interest is now encumbered and in no event will such encumbrance be considered to be borne jointly by the Parties.

Part 4

OPERATIONS

Disclosure of Property Data

4.1                       American Land shall provide American Copper with all technical data and information reports in the possession of American Land relating to the Property, or relating to any Development activities proposed in respect of any Lease, and American Land shall provide American Copper full access to all Property, data and accounting records relating to the Property.

4.2                       Each Party shall immediately inform the other Party of any Development, whether proposed or ongoing, occurring on or in relation to the Property upon learning about the Development up until Closing of the Agreement. During this period, each Party shall immediately provide the other Party with all material information related to every stage of a Development not in the other Party’s possession, including but not limited to detailed descriptions of all Development activities, progress reports, information reports, all technical data and accounting records related to the Development. For greater certainty, each Party shall be obligated to immediately disclose to the other Party all material information related to a Well drilled, or proposed to be drilled, on or in relation to the Property.

Part 5

Assignment

Transfers to Related Entities

5.1                       Each Party (each a “Transferring Party”) may Transfer all or part of its rights under this Agreement, or all or part of its interests in the Property acquired hereunder or otherwise, to a Wholly Owned Affiliate or Related Body Corporate without the consent of the other Party provided that the transferee covenants to be bound by this Agreement to the extent of the relevant interest transferred, and notwithstanding such Transfer, the Transferring Party will remain liable for all its obligation and liabilities hereunder prior to the date of the Transfer.

Transfers to Third Parties

5.2                       Each Party may Transfer all or part of its rights under this Agreement, or all or part of its interests in the Property acquired hereunder or otherwise, to a Third Party as follows:

(a)          American Copper may Transfer all or part of its rights under this Agreement, or all or part of its interests in the Property acquired hereunder, to a Third Party;

(b)           American Land may Transfer all or part of its rights under this Agreement, or all or part of its interests in the Property, to a Third Party, including but not limited to its right to collect the payments set out in §3.2(a) to §3.2(d); and,

(c)          If a Transfer to a Third Party is effected in conformity with the preceding provisions of this 5.2, the Transferring Party will only be released from all obligations and liabilities assigned to and assumed by the Third Party under this Agreement to the extent of the right or interest transferred when the Third Party has covenanted to be bound by the terms of this Agreement.

Conditions Precedent

5.3                       The terms and conditions of this Agreement, and the obligations of the Parties hereunder, are subject to receipt by American Land and American Copper of all required corporate and regulatory approvals necessary to effect the Transaction, including but not limited to receipt by the Parties of written approval from the Exchange.

Part 6

MISCELLANEOUS PROVISIONS

Force Majeure

6.1                       In this §6.1, the term “event of force majeure” means any event the occurrence or subsistence of which prevents a party from performing any obligation described in this Agreement and which is not reasonably within the control of such Party, and includes, without limitation, an act of God, a governmental directive or restriction, a labour dispute, and an act of war or other unlawful act against public order or authority. Any Party which is at any time prevented by an event of force majeure from conducting any operation or activity, or from performing any obligation hereunder will promptly so notify the other Party, providing reasonable particulars of the event of force majeure and the operation, activity or obligation the conduct or performance of which is prevented thereby, and will take all such steps as may be reasonable in the circumstances to remedy such event of force majeure; provided, however, that no party will be required by the provisions hereof to settle any strike, lockout or other labour dispute on terms which it would not otherwise so settle. If either Party is at any time prevented by an event of force majeure from performing any obligation hereunder (other than an obligation to pay money), such obligation will, to the extent that its performance is prevented by such event of force majeure, be suspended for so long as the event of force majeure continues to prevent such performance, and the non-performance of such obligation to such extent during such period of suspension will not constitute a breach of default hereunder.

Confidentiality

6.2                       The Parties will keep confidential from Third Parties all information obtained in the course of or as a result of any operations conducted pursuant to this Agreement or supplied by one Party to the other hereunder, except information which the Parties have expressly agreed to release. Each Party will take measures in connection with operations and internal security as will be advisable in the circumstances to maintain such confidentiality.

6.3                       Each Party may issue a press release relating to any operation subject to this Agreement at any time and without the prior approval of the other Party if the press release is drafted and issued in accordance with all applicable laws, Regulations, regulatory authorities and stock exchanges having jurisdiction over the press release, the Parties, the Property, the Transaction and this Agreement. Notwithstanding each Party’s right to issue a press release at its sole discretion, each Party shall use its best efforts to consult with the other Party regarding the content of a press release prior to issuing it if the issuing Party has reason to believe that the press release could affect the other Party in a material way. For the purposes of this §6.3, “press release”, will include any release of information or dissemination to the public by the media including, without limitation, the press, internet, radio or television media or any one or more of them.

Notice

6.4                       Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party will be in writing and will be delivered by hand to the party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as will be specified by a party by like notice. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Vancouver time) at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for sending notice to each Party will be as follows:

(a)          To American Land:

American Land and Exploration Company.
2 Bratenahl Place, Suite 3F

Cleveland, Ohio 44108

Attention: Greg Kraus
Telephone: 216-851-3848
Email: g.kraus@american-exploration.com

(b)          To American Copper:

American Copper Corp.

1600 Broadway, Suite 1600

Denver, CO 80202

Attention: Alex Stanbury

Telephone: 303-386-7203

Email: alex@american-copper.com

Any Party may at any time and from time to time notify the other parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

Supersedes Prior Agreements

6.5                       All the agreements, arrangements and understandings between the Parties hereto which are the subject matter of this Agreement are embodied in this Agreement and this document will supersede all prior agreements, arrangements and understandings and any modification or amendment hereof will not be valid or binding on the Parties unless made in writing and duly signed by or on behalf of that Party.

Laws and Regulations

6.6                       This Agreement and the respective rights and obligations of the Parties created by it, will be subject to all applicable Regulations, and in the event that any of the provisions contained in this Agreement or the operations contemplated under it are found to be inconsistent with or contrary to any such Regulation, the Regulations will be deemed to control and this Agreement will be regarded as modified accordingly and as so modified will continue in full force and effect.

6.7                       This Agreement will be interpreted and construed in accordance with the laws of the state of Nevada and the federal laws of the United States as applicable therein. The Parties agree to submit to the such jurisdiction in any actions related to this Agreement.

Further Assurances

6.8                       Each of the Parties will from time to time and at all times do such further acts and execute and deliver all such further deeds and documents as will be reasonably required in order to fully perform and carry out the terms of this Agreement.

Enurement

6.9                       Subject to the terms of this Agreement, this Agreement will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

Time

6.10                       Time will be of the essence in this Agreement.

Entire Agreement

6.11                       This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous understandings and agreements, whether written or oral, between the parties with respect to the subject matter hereof.

No Partnership

6.12                       This Agreement will not be construed for any purpose to give rise to a partnership, association or any other relationship in which the Parties hereto may be liable for the acts or omissions of the other Party hereto nor to constitute a Party, the agent or legal representative of the other Party and each Party will be individually and severely responsible only for its obligations as set out in this Agreement.

Waiver

6.13                       No waiver by either Party of any default by the other Party in the performance of this Agreement will operate or be construed as a waiver of any future default or defaults by that Party whether of a like or of a different character.

Costs

6.14                       Each Party will be solely responsible for all costs, expenses and fees of any nature, including but not limited to legal fees, payable by such Party in connection with the preparation and negotiation of this Agreement.

Counterpart Execution

6.15                       This Agreement may be executed in separate counterparts and all of the executed counterparts (including facsimile copies thereof) will together constitute one instrument and have the same force and effect as if all executed counterparts were of the same instrument.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute these presents on the day and year above first written.

AMERICAN LAND AND EXPLORATION COMPANY.

Per:	/s/ Greg Kraus
Greg Kraus, CEO

AMERICAN COPPER, CORP.

Per:	/s/ Alex Stanbury
Alex Stanbury, CEO and Director